EXHIBIT 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

Leonard A. Moreland,

President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF Holding Company, the Holding Company for Heritage Bank Announces Earnings for the Quarter and Six-Months Ending June 30, 2005

Jonesboro, GA July 8, 2005:

	Three-months ended June 30, 2005	Three-months ended March 31, 2005	Three-months ended June 30, 2004	Six-months ended June 30, 2005	Six-months ended June 30, 2004
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Total Assets	$366,027	$347,295	$335,001	$366,027	$335,001
CCF Net Income for the Period	$820	$795	$993	$1,616	$1,576
CCF Net *Operating Income for the Period	$746	$581	$610	$1,327	$1,194
* defined as net income excluding all gains/losses on the sale of loans
Net Interest Income for the Period	$3,527	$3,302	$3,212	$6,828	$6,365
Basic Earnings per Share for the Period	$0.35	$0.34	$0.45	$0.69	$0.71
Net Interest Margin	4.25%	4.22%	4.08%	4.25%	4.22%
Efficiency Ratio	73.40%	67.84%	63.68%	70.53%	65.43%
Total Loans (end of period)	$279,407	$268,791	$258,267	$279,407	$258,267
Non-Performing Loans (end of period)	$643	$632	$683	$643	$683
Non-Performing Assets (end of period)	$3,463	$3,490	$3,558	$3,463	$3,558
Loan Loss Provision	$135	$135	$300	$270	$590

	Three-months ended June 30, 2005	Three-months ended March 31, 2005	Three-months ended June 30, 2004	Six-months ended June 30, 2005	Six-months Ended June 30, 2004
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Loan Loss Reserve (end of period)	$3,387	$3,277	$3,115	$3,387	$3,115
Total Deposit Accounts (end of period)	$317,120	$301,539	$285,491	$317,120	$285,491
Consolidated Equity (end of period)	$23,108	$22,296	$20,665	$23,108	$20,665

CCF Holding Company, the Holding Company for Heritage Bank, Announces

Earnings for the Quarter and Six-Months Ending June 30, 2005

Earnings for the quarter ending June 30, 2005, were $820,000, or $0.35 per basic share. This represents a decrease of $(173,000), or (17%), over earnings of $993,000, for the same quarter in 2004. The second quarter of 2004 included a one time pretax gain of $422,000 on the sale of a United States Department of Agriculture guaranteed loan. Sales of guaranteed portions of loans are a common occurrence for the bank, but the size and amount of the premium associated with this sale may distort net earnings. Operating income, defined as net income excluding all gains and/or losses on the sale of loans, for the quarter ending June 30, 2005, was $745,000, as compared to operating income for the company of $611,000 in the quarter ending June 30, 2004, an increase of $134,000, or 22%,for the period. Assets for the consolidated entity reached $366 million at June 30, 2005, an increase of $19 million during the quarter and an increase of $31 million in the twelve-month period since June 30, 2004.

The net interest margin showed continued improvement during the second quarter of 2005 to 4.25%, up from 4.03% for the quarter ending December 31, 2004. The Company’s balance sheet is asset sensitive meaning that in an increasing rate environment, as experienced in 2005, over the short term, the margin will improve, stabilizing within a twelve-month period following the last increase. The increasing rates created an improvement in the margin contributing to an increase of $315,000 in net interest income for the quarter ending June 30, 2005, over the quarter ending June 30, 2004, and an increase of $225,000 over the prior quarter, ending March 31, 2005. For the six-month period ending June 30, 2005, net interest income increased $463,000, from $6.4 million at June 30, 2004 to $6.8 million at June 30, 2005.

The efficiency ratio for the six-month period in 2005 increased 5.10% to 70.53% at June 30, 2005 from 65.43% at June 30, 2004, representing an increase in other expenses of $485,000. This increase includes an increased incentive accrual of $180,000 which will more evenly spread the expense throughout the year compared to 2004 when it was recognized in the fourth quarter. State of Georgia unemployment tax expense increased for the Bank for 2004 and 2005. The additional 2004 expense, $35,000, was not realized until March of 2005. When combined with the increase for 2005 of $21,000, total additional expense for this category was $61,000 in the six-months ending June 30, 2005. Marketing expenses associated increased $65,000 for the six-month period ending June 30, 2005. The remaining increase in other expenses is attributed primarily to the opening of the Eagles Landing branch in August 2004.

Loan growth for the twelve month period totaled $19 million, with growth during the first six-months of 2005 of $21 million. The growth has been primarily in the commercial real estate and residential construction categories. During the first six-months of 2005 an additional $10 million of acquisition and development loan balances were originated and sold as participations to correspondent banks. This was done in an effort to control the bank’s concentration in this type of lending, while continuing to provide funding as requested by its customer base.

Non-performing loans of $643,000 consist primarily of one relationship of $931,000, with $288,000 guaranteed by the USDA and the remaining portion, $643,000, retained by the Bank and not guaranteed by USDA.

The Bank’s non-performing assets, consists primarily of one real estate owned property with a balance of $2.7 million. Currently a portion of this property is under contract to sell.

The loan loss reserve balance at June 30, 2005, was $3.4 million, or 1.21% of loans outstanding. Based on the Bank’s internal calculation, the allowance for loan losses is adequate. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans and non-performing assets, condition of borrowers, and continued monitoring of local economic conditions, as well as any other external factors.

Consolidated equity increased $2.4 million, or 11.8%, for the Company during the twelve-month period. This increase is attributed to earnings, net of dividends and changes in the market value of the Bank’s securities portfolio.

The Bank is a state chartered commercial bank serving the southern market of greater Atlanta, Georgia. The Bank has seven full service offices. The Company’s stock is traded on The Nasdaq SmallCap Market under the symbol “CCFH”. The information contained in this press release should be reviewed in conjunction with the Company’s 10QSB filing when available on the EDGAR system.